Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 5 to the Registration Statement (Form S-4 No. 333-212792) and related proxy statement/prospectus of Lions Gate Entertainment Corp. for the registration of its common shares and to the incorporation by reference therein of our report dated May 24, 2016, with respect to the consolidated financial statements of Pop Media Group, LLC, included in Lions Gate Entertainment Corp.’s Annual Report (Form 10-K) for the year ended March 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Los Angeles, California
November 3, 2016